CLIENT:	Wilshire Bancorp, Inc.	NEWS RELEASE
CONTACT:	Elaine Jeon, SVP & Interim CFO
213.387.3200
www.wilshirebank.com

Wilshire Bancorp Announces Retirement of President and Chief Executive Officer and
Promotion of Chief Lending Officer as Interim Replacement

LOS ANGELES, CA – December 20, 2007 – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today announced that Soo Bong  Min has tendered his resignation as President, CEO and director of the company and Wilshire State Bank, effective December 31, 2007.  Mr. Min informed the company in his resignation letter that he has decided to retire from banking after 48 years in the industry.  The Board of Directors of the company and of the bank has promoted Ms. Joanne Kim to interim President and Chief Executive Officer (CEO) of the company and the bank from her current position as Chief Lending Officer and Executive Vice President, effective upon Mr. Min’s retirement.  “I believe Joanne is very well qualified to take on the position as interim CEO for Wilshire,” Min commented.  “We have worked together for the past 8 years and she has a deep understanding of Wilshire’s business.  She is a highly disciplined operational strategist and a gifted leader.  Her 28 years of banking experience will benefit Wilshire.”

In connection with his retirement, the company and Min have entered into a Consulting Agreement, calling for Min to continue to serve as an advisor to the bank until May 2009.  In return for these services, the bank will pay Min, through May 2009, an amount equal to the base salary ($20,834 per month) under his existing employment agreement.

Steven Koh, Chairman of the Board for Wilshire, stated in response to Min’s retirement, “The Board of Directors and I have tremendous respect for Soo Bong Min’s leadership and accomplishments over his nearly half a century in service to the banking industry, including, of course, the fundamental and crucial role that he has played in helping Wilshire to grow into a bank with more than $2 billion in assets.   We appreciate all of his efforts on our behalf, and we wish him well in his retirement.  We are also pleased that he has agreed to remain as an advisor to the bank until May 2009.”

Koh continued, “The Board and I are confident that Ms. Kim has the ability and leadership skills to strengthen the company’s and the bank’s prospects for the foreseeable future.  Of course, we intend to begin a thorough search for a permanent CEO immediately.  And we hope to complete our search for a new CEO as expeditiously as possible, reviewing qualified candidates from outside as well as within our organization.  In the interim, I am confident in Joanne’s ability to effectively serve the company and the bank as interim CEO.  We fully expect that she will seek the permanent position, and we will consider her as a serious candidate in light of her excellent qualifications and exceptional service to Wilshire in prior years.”

Joanne Kim has been Senior Vice President and Chief Lending Officer of Wilshire State Bank since October 1999, and was appointed Senior Vice President with Wilshire Bancorp in connection with the holding company reorganization in August 2004.  Ms. Kim was promoted to Executive Vice President of Wilshire Bancorp in March 2005.  Previously, she served as Senior Vice President and Branch Manager of Hanmi Bank from 1995 until 1999.

Headquartered in Los Angeles, Wilshire State Bank operates 20 branch offices in California, Texas, New Jersey and New York, and seven loan production offices in Seattle, Las Vegas, Houston, Atlanta, Denver, Annandale (in Virginia), and Fort Lee (in New Jersey) and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of consolidation of operations and expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.
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NOTE: Transmitted on Prime Newswire at 3:30 a.m. PST on December 20, 2007.